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               AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT


         This AMENDMENT ("Amendment") is made and entered into to be effective April 1, 1998, by and between DAWSON PRODUCTION SERVICES, INC. (together with its successors, the "Company") and MICHAEL E. LITTLE ("Executive").

         WHEREAS, Executive and the Company entered into an Executive Employment Agreement, dated April 1, 1996 ("Agreement"); and

         WHEREAS, Executive and the Company desire to amend the Agreement; and

         WHEREAS, both the Company and Executive have read and understand the terms and provisions set forth in this Amendment, and have been afforded a reasonable opportunity to review this Amendment with their respective legal counsel;

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Amendment, Executive and the Company agree as follows:

1. The second sentence of Section 2(a), entitled BASE SALARY, is hereby amended as follows:

         Such salary shall increase to an annual rate of $300,000.00 on April 1, 1997 and shall remain at an annual rate of $300,000 for each year thereafter, unless modified by agreement between Executive and the Company.

2. A new second sentence is added to Section 2(b), entitled BUSINESS EXPENSES, as follows:

         The Company shall also reimburse all reasonable automobile expenses, as per the standard employment manual for the Company, as such manual may be amended from time to time by the Company.

3. Section 2(c), entitled DISCRETIONARY INCENTIVE BONUS, is hereby amended in its entirety as follows:

         Executive may from time to time be awarded an annual cash bonus during the term of his employment under this Agreement, in an amount of up to one hundred percent (100%) of the Executive's then current Base Salary. Executive shall be considered for this bonus under the benefit plan entitled "Compensation Program, Board of Directors Summary" dated and approved by the Board of Directors on July 31, 1997, or any other benefit plan the Company may have in effect from time to time, consistent with the terms of any such program and with Executive's status and position with the Company.





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4.       The second sentence of Section 2(d), entitled EMPLOYEE BENEFITS, is hereby amended as follows:

         During the term of this Agreement, Executive shall be entitled to receive such benefits (which shall include vacation as per the standard employment manual for the Company, as such manual may be amended from time to time by the Company) as are made available to other personnel of the Company in comparable positions, with comparable duties and responsibilities.

5. A new second sentence is added to Section 3(a), entitled INITIAL TERM, as follows:

         If on March 31, 1999, this Agreement has not been replaced with a new employment agreement between Executive and the Company or terminated in accordance with Section 3(c), then this Agreement shall have the termination date extended to March 31, 2000, under the same terms and conditions which were in effect for the period from April 1, 1998 to March 31, 1999.

6. A new first sentence is added to Section 3(c)(5)(a), entitled RESIGNATION FOR GOOD REASON, as follows:

         Executive shall have the right to resign for any "Good Reason," as defined herein, and such resignation shall be deemed to be a termination by the Company "Without Good Cause," except as set forth in Section 5(c) with respect to the resignation of the Executive for a "Good Reason" during the one-year period following a Change of Control.

7.       Section 3(c)(5)(a)(iv) is hereby amended in its entirety, as follows:

         The Company's directing the Executive to work at a location other than San Antonio, Texas.

8.       A new Section 3(c)(5)(a)(v), is hereby added, as follows:

         After a Change of Control, any material change which, in the sole but reasonable discretion of the Executive, impacts detrimentally upon Executive's position within the Company.

9. Section 3(c)(5)(b), entitled RESIGNATION WITHOUT GOOD REASON, is hereby amended in its entirety, as follows:

         Any resignation by the Executive for any reason other than "Good Reason," as defined above, shall be deemed to be a resignation "Without Good Reason." Other than as provided in Section 5(c) with respect to the resignation of the Executive "Without Good Reason" during the 60-day period following a Change of Control, in the event of a Resignation Without Good Reason, the "Change in Control"





                                 Executive Employment Agreement - 1998 Amendment
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         provisions in Section 4 and the Severance provisions in Section 5 shall be inapplicable.

10.      Section 5(a) is hereby amended in its entirety, as follows:

         If, during the first two years of this Agreement, the Company terminates this Agreement Without Good Cause as that term is defined in Section 3(c)(4)(b) of this Agreement, except as provided in Section 5(b) herein, the Company agrees to pay to Executive a cash payment equal to the sum of: (i) 14 (if terminated during the first year) or 15 (if terminated during the second year) months' salary of the Executive's then current, annualized Base Salary, respectively, less statutory payroll deductions; (ii) all accrued benefits; and (iii) a prorated amount of any incentive compensation paid to Executive for the prior year. After the first two years of this Agreement, if the Company terminates this Agreement Without Good Cause as that term is defined in Section 3(c)(4)(b) of this Agreement, except as provided in
         Section 5(b) herein, the Company agrees to pay to Executive a cash payment equal to the sum of: (i) 24 months' salary of Executive's then current, annualized Base Salary, less statutory payroll deductions; (ii) all accrued benefits; and (iii) a prorated amount of any incentive compensation paid to Executive for the prior year.

11.      Section 5(c) is hereby amended in its entirety, as follows:

         If Executive terminates this Agreement Without Good Reason within 60 days after a Change of Control, the Company shall pay to Executive a cash payment equal to the sum of: (i) three (3) years' salary of the Executive's then current, annualized Base Salary less statutory payroll deductions; (ii) all accrued benefits; and (iii) a prorated amount of any incentive compensation paid to Executive for the prior year. If Executive terminates this Agreement for Good Reason within 12 months after a Change of Control, Company shall pay to Executive a cash payment equal to the sum of: (i) three (3) years' salary of the Executive's then current, annualized Base Salary less statutory payroll deductions; (ii) all accrued benefits; and (iii) a prorated amount of any incentive compensation paid to Executive for the prior year.

12.      Section 5(h)(3) is hereby amended in its entirety, as follows:

         In the event that Executive communicates a Notice of Resignation Without Good Reason as defined in Section 3(c)(5)(b), other than as provided in Section 5(c).

13. Section 6, entitled STOCK OPTIONS, is hereby amended in its entirety, as follows:

         The Company may grant Executive options to purchase from the Company shares of the Company's common stock (the "Option Stock") during the terms of his employment under this Agreement. Executive shall be considered for the grant of





                                 Executive Employment Agreement - 1998 Amendment
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         options under the benefit plan entitled "Compensation Program, Board of Directors Summary" dated and approved by the Board of Directors on July 31, 1997, or any other benefit plan the Company may have in effect from time to time, consistent with the terms of any such program and with Executive's status and position with the Company.

14.      Section 9(d) is hereby amended in its entirety, as follows:

         In the event that the Executive's employment with the Company is terminated for any reason except by the Company for Good Cause without a Change of Control, Executive covenants and agrees not to compete with the Company by engaging in the business of providing: (i) workover rig services, including completion of new wells, maintenance and recompletion of existing wells (including horizontal recompletions) and plugging and abandonment of wells at the end of their useful lives; (ii) liquid services, including vacuum truck services, frac tank rental and salt water injection; and/or (iii) production services, including well test analysis, pipe testing, slickline wireline services and fishing and rental tool services, for the period of time by which the Executive's severance payment, if any, is measured. The geographic scope of this non-compete provision shall be: (i) in Texas south of a line from the following Texas towns: Del Rio, Bryan, and Jasper; and (ii) within 50 miles from Iraan, Texas and from Pampa, Texas.

         In the event that Executive's employment with the Company is terminated by the Company for Good Cause without a Change of Control, Executive covenants and agrees not to compete with the Company by engaging in the business of providing: (i) workover rig services, including completion of new wells, maintenance and recompletion of existing wells (including horizontal recompletions) and plugging and abandonment of wells at the end of their useful lives; (ii) liquid services, including vacuum truck services, frac tank rental and salt water injection; and/or (iii) production services, including well test analysis, pipe testing, slickline wireline services and fishing and rental tool services, for a period of one year from the date of termination. The geographic scope of this non-compete provision shall be: (i) in Texas south of a line from the following Texas towns: Del Rio, Bryan, and Jasper; and (ii) within 50 miles from Iraan, Texas and from Pampa, Texas.

         In the event that Executive's employment with the Company is terminated for any reason after a Change of Control, Executive shall not be subject to any obligation not to compete with the Company after his termination of employment with the Company.

15. All of the provisions of the Agreement which are not amended as set forth herein shall remain in full force and effect.

                                   **********





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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                              MICHAEL E. LITTLE



                              /s/ MICHAEL E. LITTLE
                              ----------------------------------------------


                              DAWSON PRODUCTION SERVICES, INC.


                              By:    /s/ P. MARK STARK
                                 -------------------------------------------
                              Name:  P. Mark Stark
                              Title: Chief Financial Officer






                                 Executive Employment Agreement - 1998 Amendment
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